Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905
INDYMAC ANNOUNCES EPS OF $1.18, 34% RISE INCLUDES $0.05 HURRICANE CHARGE
— Board of Directors Increases Quarterly Cash Dividend to $0.42, up 24% —
PASADENA, Calif. — Oct. 31, 2005 — IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank®F.S.B., today reported earnings of $79.3 million, or $1.18 per share for the third quarter of 2005, including $3.1 million, net of tax, or $0.05 per share of estimated losses related to the Gulf Coast Hurricanes. This represents increases of 40 percent and 34 percent, respectively, compared with pro forma net earnings of $56.4 million, or $0.88 per share in the third quarter of 2004. GAAP earnings totaled $49.7 million or $0.78 per share during the third quarter of 2004, $0.10 per share below the pro forma amount.
The difference between the third quarter 2004 pro forma and GAAP earnings was related to the implementation of SEC Staff Accounting Bulletin (SAB) No. 105 and purchase accounting adjustments related to the Company’s acquisition of Financial Freedom Holdings Inc. Pro forma earnings were provided to allow investors to evaluate IndyMac’s results on an accounting basis comparable to its historical performance.
IndyMac has also filed its Form 10-Q for the third quarter with the Securities and Exchange Commission. The Form 10-Q is available on IndyMac’s Website at www.indymacbank.com.
Quarterly Cash Dividend
 Based on IndyMac’s strong operating performance and financial position, including earnings, capital and liquidity, and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.42 per share, up 24 percent from the dividend declared and paid in the fourth quarter last year, representing IndyMac’s tenth consecutive increase in the quarterly dividend. The cash dividend is payable Dec. 8, 2005 to shareholders of record on Nov. 10, 2005.

Highlights of the Third Quarter of 2005 Compared with Third Quarter 2004 Pro forma
•	Revenues of $282.7 million, up 31 percent.

•	Earnings of $79.3 million, up 40 percent.

•	EPS of $1.18, up 34 percent.

•	ROE of 22 percent, up 21 percent.

•	Record total assets of $19.6 billion, up 22 percent.

•	Record mortgage loan production of $17.0 billion, up 64 percent.

•	IndyMac’s mortgage market share of 2.19 percent is up approximately 37 percent based on the Mortgage Bankers Association (MBA) Oct. 26, 2005, Mortgage Finance Long-Term Forecast.

•	IndyMac’s record pipeline of mortgage loans in process totaled $8.9 billion at Sept. 30, 2005, up 39 percent.

•	IndyMac’s portfolio of loans serviced for others increased 66 percent to $74 billion at Sept. 30, 2005.

•	Strong credit performance metrics with non-performing assets down 43 percent and representing 0.36 percent of total assets compared with 0.76 percent of total assets at Sept. 30, 2004.

•	Efficiency ratio of 53 percent and operating expenses to loan production of 86 basis points reflects an improvement from 56 percent and 115 basis points, respectively.
“This was another strong quarter for IndyMac. We delivered a 22 percent return on shareholders’ equity through growth in earning assets, mortgage loan production and servicing along with continued improvement in the efficiency of our operations,” commented Michael W. Perry, Chairman and Chief Executive Officer of IndyMac Bancorp, Inc. “Taking out the $0.05 per share costs related to the Gulf Coast Hurricanes, IndyMac’s earnings would have been $1.23 per share, our best ever on an operating basis, exceeding the $1.21 per share operating run rate we reported last quarter. In addition, with our market share at a record 2.19 percent, we believe it likely that we became one of the top ten mortgage lenders nationwide in the third quarter.
“Though IndyMac’s business has performed well and our stock is still up for the year, it is currently down nearly 20 percent from the year’s high. This is primarily due to the fact that the mortgage industry is experiencing some challenges and there is widespread concern that conditions for our industry will get worse before they get better. Whether or not these concerns actually become reality is anyone’s guess. I would note that the IndyMac management team has been running this company for over 12 years and has managed through many cycles. During these times, IndyMac traditionally has redoubled its efforts, outperformed the vast majority of its competitors and emerged from these periods stronger and more profitable. I expect IndyMac’s performance this time will be no different,” concluded Perry.
“We experienced strong mortgage production in the third quarter with growth of 64 percent over the third quarter of 2004, but as expected, this growth was offset by narrower margins on loan sales,” commented Richard H. Wohl, President of IndyMac Bank. “The mortgage banking revenue margin declined during the quarter to 123 basis points of loans sold, from 168 basis points in the year ago quarter, primarily due to the growth in our conduit division which tends to be a lower margin channel of origination. Offsetting the narrower margins was improvement in the efficiency of our operations as we leverage our mortgage lending infrastructure and achieve greater scale. This improvement was reflected in the improved efficiency ratio in the mortgage banking production divisions from 48 percent a year ago to 38 percent in the third quarter this year. As a result, our mortgage banking production division’s return on equity increased from 51 percent in the third quarter of last year to 55 percent in the third quarter this year,” continued Wohl.
“Looking at the performance in the thrift, our net interest margin has been very stable year over year at 1.96 percent in the third quarter this year compared with 2.03 percent in the third quarter last year, even while the Fed has increased short-term rates 11 times since June of last year. As a result of the stability of this margin, combined with 17 percent growth in earning assets, we achieved 12 percent earnings growth and a return on equity in this segment of 23 percent,” concluded Wohl.
Commenting on the outlook for the Company, Scott Keys, IndyMac’s Chief Financial Officer noted that, “We now expect full year 2005 earnings per share to be approximately $4.65, up slightly from the $4.62 guidance we provided last quarter, as we see continued strength in our production operations, stable returns in our thrift segment and improved performance of our servicing asset as prepayments slow. As we look ahead to 2006, forecasting with precision remains difficult given that industry volumes are uncertain and projected to decline, the Fed is projected to continue to raise interest rates and industry competition is fierce placing pressure on margins. We have run multiple earnings scenarios and currently believe that earnings next year will likely exceed this year’s earnings, and that the current consensus estimate for 2006 of $5.00 per share, including stock option expensing, is a reasonable scenario. However, depending on the factors above, actual 2006 results could vary significantly,” concluded Keys.
The $3.1 million net of tax charge related to the Gulf Coast Hurricanes includes an additional loan loss provision, valuation adjustments on certain mortgage securities and an addition to IndyMac’s warranty reserve on loans sold. IndyMac does not have any offices or employees in the affected region. The loss estimates include a number of assumptions that could materially change the actual result. For additional details regarding the determination of the loss estimates recorded, see IndyMac’s Current Report on Form 8-K dated October 31, 2005.
Conference Call
On Monday, Oct. 31, 2005, at 11:00 A.M. ET (8:00 A.M. PT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the third quarter followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Internet Webcast Access is available at: http://www.indymacbank.com

•	The telephone dial-in number is (800) 500-0177, or (719) 457-2679 (international) access code #8790495; and

•	The replay number is (888) 203-1112, or (719) 457-0820 (international) access code #8790495
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on Oct. 31st through 1:00 a.m. on Nov. 8th and will be available on IndyMac’s Website at www.indymacbank.com.

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About IndyMac Bancorp
IndyMac Bancorp, Inc. is the holding company for IndyMac Bank, the largest savings and loan in Los Angeles County and the 9th largest thrift nationwide (based on assets). A member of the S&P 400 and Russell 1000 indices, IndyMac provides cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also offers financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage related assets.
With this unique and disciplined focus on home financing, IndyMac expects to outperform its peers and become a preeminent provider of such products in the United States. Operating with what we believe are the highest level of ethics and a customer-friendly orientation with the fairest lending model, IndyMac aims to be among the top eight lenders in the nation, earning at least $8 per share, by 2008. In so doing, IndyMac expects to provide solid returns to its shareholders consistent with its track record of 24 percent annualized total return under current management for the period 1992 through Sept. 30, 2005. This performance exceeds the annualized returns of 12 percent for the Dow Jones Industrial Average and 11 percent for the S&P 500 Index over the same period.
In addition to its expanding 22-branch network throughout Southern California, IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.
For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of estimates used in determining the fair value of financial assets of IndyMac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters, including the assessment of the effects of the Gulf Coast Hurricanes and the effects of any future hurricanes; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
The following table provides a reconciliation of IndyMac’s results on both a GAAP basis and on a pro forma basis excluding the SAB No. 105 adjustment. This table is provided to assist investors with an evaluation of the Company’s results in comparison to prior periods.
     Reconciliation of GAAP and Pro Forma Items

	Three Months Ended September 30, 2004
($ in millions, except per share data)	GAAP	Adjustments	Pro Forma

Gain on sale of loans	$98	$11	$109

Net revenues	204	11	215

Income taxes	32	5	37

Net earnings	$50	$6	$56

Diluted earnings per share	$0.78	$0.10	$0.88
CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com